Exhibit 19.1

THIRD POINT PRIVATE CAPITAL PARTNERS

INSIDER TRADING POLICY

March 2026

General and Purpose

The reputation of Third Point Private Capital Partners (the “Company”) in the investment community, with our investors, and with those individuals and organizations with which we have contact, depends upon the manner in which we conduct our affairs. U.S. securities laws give the Company, its trustees, officers and employees of the Company or Third Point Private Capital LLC (the “Adviser”) the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities. The purpose of this Policy Prohibiting Insider Trading (this “Policy”) is to help the Company comply with federal and state securities laws.

This Policy is supplemented by the “Detection and Prevention of Insider Trading” policy of the Adviser. To the extent the “Detection and Prevention of Insider Trading” policy and any other policies of the Company or the Adviser are more restrictive than this Policy, Company Personnel (as defined below), other than those unaffiliated with the Adviser, follow the more restrictive policies.

Policy Statement Prohibiting Insider Trading

Insider trading is illegal and prohibited, and civil and criminal penalties are severe. Insider trading occurs when a person who is aware of material, non-public information about a company buys or sells that company’s securities or, in certain cases, provides material, non-public information to another person who may trade on the basis of that information.

•	No Trading on Material, Non-Public Information. If you are aware of material, non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities (as defined below).

•	No Tipping. If you are aware of material, non-public information about the Company, you may not communicate or pass (“tip”) that information on to others, including co-workers, family members and friends. The federal securities laws impose liability on a person who “tips” or communicates material, non-public information (the “tipper”), to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

Securities Subject to this Policy

This Policy applies to purchases or sales of Company securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”).

Moreover, if you, in the course of working for the Company, learn of material, non-public information about another company, you may not trade in, take advantage of, or share information (except as permitted under a non-disclosure agreement or similar arrangement) about that company’s securities until the information becomes public or is no longer material.

Persons Covered by this Policy

This Policy applies to every trustee, officer, and employee of the Company, the Adviser and their respective subsidiaries (collectively, “Company Personnel”) and the additional persons noted below who may gain access to material, non-public information.

Family Members and Others Subject to this Policy

The activities of your family/household and entities that you control are also covered by this Policy (collectively, “Family/Household”).

•	Your spouse, your domestic partner, or your live-in significant other;

•	Your adult children who are economically dependent on you even if they do not live in your household;

•	Any of the following family members or other persons who live in your household: children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mother-, father-, son-, daughter-, brother- or sister-in law, any person related by adoption and any individual economically dependent upon you;

•	Any related or unrelated individual whose investments are controlled by you;

•	Any accounts over which you have direct or indirect financial interest, whether individually or shared; and

•	Any accounts over which you have power, whether individually or shared and whether exercised directly or indirectly with others, to make investment decisions (whether or not you have financial interest in the account).

You are responsible for the transactions of your Family/Household and therefore should make them aware of the need to confer with you before they trade in Company Securities.

What Information is Considered Material?

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. A non-exhaustive list of information that could be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, changes in management, the grant or denial of significant governmental or regulatory approvals, liquidity, cybersecurity incidents and significant new products, services or contracts. Information is considered non-public until such time as it has been disseminated in a manner making it available to investors generally on a broad-based, non-exclusionary basis (e.g., through press releases or public filings).

Questions

Questions about this Policy or any proposed transaction or communication should be directed to the Company’s Chief Compliance Officer or her or his designee (“TPPCP Compliance”).

Pre-Clearance

All Company Personnel and their Family/Households, other than independent trustees of the Company, must pre-clear all transactions in Company Securities with TPPCP Compliance before the trade may occur. Independent trustees of the Company must pre-clear all transactions in Company Securities with the Company’s Chief Compliance Officer.

TPPCP Compliance is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction.

Additional Prohibited Transactions

In addition to the other restrictions and prohibitions contained in this Policy, Company Personnel and their Family/Households may not engage in the following:

•	Short Sales. Short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) also prohibits trustees and officers from engaging in short sales of Company Securities.

•	Hedging Transactions. Engaging in hedging transactions with respect to ownership in Company Securities, including trading in any derivative security relating to Company Securities that are designed to hedge or speculate on any change in the market value of the Company Securities, such as options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds.

•	Standing and Limit Orders. Placing Company Securities outside of a properly established Rule 10b5-1 Plan.

Speculative Transactions

Investing in the Company Securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-range speculation based on fluctuations in the market. Such activities put personal gains in conflict with the best interests of the Company and its shareholders. The Company encourages Company Personnel and their Family/Households to avoid frequent trading in Company Securities. Speculating in Company Securities is not part of the Company’s culture.

Margin Accounts and Pledges

Holding Company Securities in margin accounts or pledging Company Securities as collateral for loans or other obligations is prohibited for all Company Personnel and their Family/Households without the prior approval of TPPCP Compliance.

Sanctions

Insider trading violations may result in severe sanctions being imposed on the individuals involved and on the Company. These could involve administrative sanctions by various regulatory agencies, such as being barred from employment in the securities industry, regulatory suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at or about the same time as the person who traded on material, non-public information, and criminal prosecution which could result in substantial fines and jail sentences. In addition, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with the Code may result in termination of your employment and referral to the appropriate authorities.